Exhibit 99.1

Contacts
DASAN Zhone Investor Relations:	DASAN Zhone Public Relations:
Tel: +1 510.777.7013	Tel: +1 760.814.8194
Fax: +1 510.777.7001	E: carla.vallone@portavocepr.com
E: investor-relations@zhone.com

DASAN Zhone Solutions Reports Third Quarter 2016 Financial Results

Oakland, CA – November 9, 2016 – DASAN Zhone Solutions, Inc. (NASDAQ: DZSI or the Company), a global leader in fiber access transformation for enterprise and service provider networks, today reported its financial results for the quarter ended September 30, 2016.

Due to the continuing post-merger consolidation of the operations and financial reporting of Legacy Zhone and DASAN Network Solutions, Inc. (DNS), the Company intends to file its Quarterly Report on Form 10-Q for the nine months ended September 30, 2016 after market close on Monday, November 14, 2016, which is five days later than the required filing deadline. On November 10, 2016, the Company will file the requisite Form 12b-25 with the Securities and Exchange Commission in connection with the filing delay.

The Merger has been accounted for as a reverse acquisition under which DNS was considered the accounting acquirer of Legacy Zhone. As such, the financial results of the Company for the three and nine months ended September 30, 2016 reflect the operating results of DNS and its consolidated subsidiaries only for the period commencing on the first day of the applicable period through September 8, 2016 and include the operating results of both DNS and Legacy Zhone for the period September 9 through September 30, 2016. Such results are compared to the financial results for DNS and its consolidated subsidiaries for the three and nine months ended September 30, 2015. The balance sheet of the Company reflects the fair value of its assets and liabilities as of the merger date. Those assets include the value of acquired intangible assets and goodwill. Additionally, all historical equity accounts of DNS and its subsidiaries, including par value per share, share and per share numbers, have been adjusted to reflect the shares of the Company’s common stock issued in connection with the Merger.

Revenue for the third quarter of 2016 was $32.2 million, compared to $35.3 million for the second quarter of 2016 and $22.6 million for the third quarter of 2015. Net loss for the third quarter of 2016, calculated in accordance with generally accepted accounting principles (“GAAP”), was $4.9 million or $0.06 per share compared with net income of less than $0.01 million or $0.00 per share for the second quarter of 2016 and net loss of $2.8 million or $0.01 per share for the third quarter of 2015. Adjusted earnings before stock-based compensation, interest, taxes, depreciation and amortization and merger transaction costs (“adjusted EBITDA”) was an adjusted EBITDA loss of $0.5 million for the third quarter of 2016, compared to an adjusted

EBITDA profit of $0.7 million for the second quarter of 2016 and an adjusted EBITDA loss of $2.0 million for the third quarter of 2015.

Cash and cash equivalents at September 30, 2016 were $34.4 million compared to $10.0 million at December 31, 2015.

DASAN Zhone Solutions will conduct a conference call and audio webcast to discuss further details of its third quarter 2016 results at approximately 2:00 p.m. PT / 5:00 p.m. ET on Wednesday, November 9, 2016. This call is open to the public by dialing +1 (888) 306-9369 for U.S. callers, and +1 (503) 406-4059 for international callers, and then providing passcode 95210950. The audio webcast will be simultaneously available on the Investor Relations section of DASAN Zhone Solution's website at http://www.zhone.com/investors/.

A recording of the conference call will be available after the original call by dialing +1 (855) 859-2056 for U.S. callers, and +1 (404) 537-3406 for international callers, and then providing passcode 95210950. An audio webcast recording will also be available online at http://www.zhone.com/investors/ for approximately one week following the original call.

Non-GAAP Financial Measures
To supplement DASAN Zhone's consolidated financial statements presented in accordance with GAAP, DASAN Zhone uses adjusted EBITDA, a non-GAAP measure DASAN Zhone believes is appropriate to enhance an overall understanding of DASAN Zhone's past financial performance and prospects for the future. These adjustments to GAAP results are made with the intent of providing greater transparency to supplemental information used by management in its financial and operational decision-making. These non-GAAP results are among the primary indicators that management uses as a basis for making operating decisions because they provide meaningful supplemental information regarding the Company's operational performance, including the Company's ability to provide cash flows to invest in research and development, and to fund capital expenditures. In addition, these non-GAAP financial measures facilitate management's internal comparisons to the Company's historical operating results and comparisons to competitors' operating results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with GAAP. A reconciliation between net income calculated on a GAAP basis and adjusted EBITDA on a non-GAAP basis is provided in a table immediately following the Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss).
About DASAN Zhone Solutions
DASAN Zhone Solutions, Inc. (NASDAQ: DZSI) is a global leader in broad-based network access solutions. The company provides solutions in five major product areas including broadband access, Ethernet switching, mobile backhaul, passive optical LAN (POL) and software defined networks (SDN). More than 750 of the world’s most innovative network operators, service providers and enterprises turn to DASAN Zhone Solutions for fiber access transformation. The IP Zhone is the only solution that enables service providers to build the network of the future today, supporting end-to-end voice, data, entertainment, social media, business, mobile backhaul and mobility service. DASAN Zhone Solutions is committed to building the fastest and highest quality All IP Multi-Service solution for its customers. DASAN Zhone is headquartered in Oakland, California.

DASAN Zhone Solutions, the DASAN Zhone Solutions logo, and al DASAN Zhone product names are trademarks of DASAN Zhone Solutions, Inc. Other brand and product names are trademarks of their respective holders. Specifications, products, and/or products names are all subject to change without notice.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” variations of such words, and similar expressions are intended to identify forward-looking statements. In addition, forward-looking statements include, among others, statements that refer to financial estimates; projections of revenue, margins, expenses or other financial items. Readers are cautioned that actual results could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, commercial acceptance of the Company's products; intense competition in the communications equipment market; the Company's ability to execute on its strategy and operating plans; and economic conditions specific to the communications, networking, internet and related industries. In addition, please refer to the risk factors contained in the Company's SEC filings available at www.sec.gov, including without limitation, the Company's most recent reports on Forms 10-K, 10-Q and 8-K. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason.

DASAN ZHONE SOLUTIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Comprehensive Income (Loss)
(In thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Net revenue	$32,166	$35,297	$22,591	$93,256	$93,339
Cost of revenue	22,693	25,588	16,774	68,997	69,287
Gross profit	9,473	9,709	5,817	24,259	24,052
Operating expenses:
Research and product development (1)	5,885	5,018	4,859	15,582	16,546
Selling, general and administrative (1)	8,202	4,284	3,939	16,903	12,458
Amortization of intangible assets	299	—	—	299	—
Total operating expenses	14,386	9,302	8,798	32,784	29,004
Operating loss	(4,913)	407	(2,981)	(8,525)	(4,952)
Interest expense, net	(173)	(144)	(87)	(463)	(286)
Other income (expense) , net	52	(20)	583	117	780
Income (expense) before income taxes	(5,034)	243	(2,485)	(8,871)	(4,458)
Income tax expense (benefit)	(153)	196	295	(584)	480
Net income (loss)	$(4,881)	$47	$(2,780)	$(8,287)	$(4,938)
Less: Net loss attributable to the non-controlling interests	38	190	—	234	—
Net loss attributable to DASAN Zhone Solutions, Inc.	(4,919)	(143)	(2,780)	(8,521)	(4,938)
Foreign currency translation adjustments	2,337	(116)	1,009	2,738	107
Comprehensive loss	$(2,544)	$(69)	$(1,771)	$(5,549)	$(4,831)
Less: Comprehensive income attributable to the non-controlling interests	44	245	—	303	—
Comprehensive loss attributable to DASAN Zhone Solutions, Inc.	$(2,588)	$(314)	$(1,771)	$(5,852)	$(4,831)
Basic and diluted net loss per share	$(0.06)	$0.00	$(0.01)	$(0.10)	$(0.01)
Weighted average shares outstanding used to compute basic net loss per share	81,839	353,678	347,005	81,739	347,005
Weighted average shares outstanding used to compute diluted net loss per share	81,839	353,678	347,005	81,739	347,005
(1) Amounts include stock-based compensation costs as follows:
Research and product development	3	—	—	3	—
Selling, general and administrative	125	—	—	125	—
	$128	$—	$—	$128	$—
GAAP net income (loss)	$(4,881)	$47	$(2,780)	$(8,287)	$(4,938)
Stock-based compensation	128	—	—	128	—
Interest expense	204	202	114	600	378
Income taxes	(153)	196	295	(584)	480
Depreciation and amortization	628	269	369	1,165	1,143
Merger transaction costs	3,536	—	—	3,536	—
Non-GAAP Adjusted EBITDA income (loss)	$(538)	$714	$(2,002)	$(3,442)	$(2,937)

DASAN ZHONE SOLUTIONS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(In thousands, except par value)

	September 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$34,375	$10,015
Restricted cash	106	345
Other short-term investments and loans	5,112	3,818
Accounts receivable, net	39,306	32,728
Other receivables	12,892	12,690
Inventories	31,957	13,900
Prepaid expenses and other current assets	3,878	1,279
Total current assets	127,626	74,775
Property and equipment, net	6,258	2,251
Intangible assets, net	22,573	696
Other assets	3,892	5,869
Total assets	$160,349	$83,591
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,609	$14,935
Short-term debt	21,941	21,848
Accrued and other liabilities	26,735	4,469
Total current liabilities	69,285	41,252
Long-term debt	5,000	—
Other long-term liabilities	8,024	510
Total liabilities	82,309	41,762
Stockholders’ equity:
Common stock	97,481	56,579
Additional paid-in capital	(8,324)	(8,890)
Other comprehensive loss	908	(1,776)
Accumulated deficit	(12,743)	(4,222)
Non-controlling interest	718	138
Total stockholders’ equity	78,040	41,829
Total liabilities and stockholders’ equity	$160,349	$83,591